UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

CASEY’S GENERAL STORES, INC.

(Name of Registrant as Specified in its Charter)

ACT ACQUISITION SUB, INC.

ALIMENTATION COUCHE-TARD INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 22, 2010, Alimentation Couche-Tard Inc. issued the following press release:

PRESS RELEASE

ALIMENTATION COUCHE-TARD INCREASES OFFER FOR CASEY’S GENERAL STORES

TO $36.75 PER SHARE

Plans to File Preliminary Proxy Materials Related to Casey’s 2010 Annual Meeting

Seeks Election of Nine Independent Director Nominees and Repeal of Certain Bylaw

Amendments

ATD.A, ATD.B / TSX

Laval, Québec—July 22, 2010— Alimentation Couche-Tard Inc. (“Couche-Tard”) today announced that it has increased its tender offer, through an indirect wholly owned subsidiary, to acquire all of the outstanding shares of common stock of Casey’s General Stores, Inc. (“Casey’s”) (NASDAQ: CASY) to $36.75 per share in cash. The revised transaction has a total enterprise value of approximately $1.9 billion on a fully diluted basis, including net debt of Casey’s of approximately $28 million.

Couche-Tard’s increased all-cash offer represents a 26% premium over the one-year average closing share price of Casey’s as of April 8, 2010 (the last trading day prior to the public disclosure of Couche-Tard’s proposal), a 20% premium over the 90-calendar day average closing share price of Casey’s as of April 8, 2010, and a 16% premium over the closing price of $31.59 per share of Casey’s on April 8, 2010. Couche-Tard’s increased offer also represents a 12% premium to the all-time and 52-week high trading price of common stock of Casey’s trading prior to April 8, 2010. By contrast, Couche-Tard noted that the mean for all unsolicited cash offers over $1 billion since 1997 represents a 31% discount to the target companies’ respective all-time highs and a 6% discount to their respective 52-week highs.

Couche-Tard’s offer implies a last twelve months (as of April 30, 2010) EBITDA1 multiple of 7.2x and a price of $1.25 million per store, which compares favorably to corresponding metrics of publicly-traded companies and precedent transactions in the convenience store industry.

Couche-Tard believes its increased offer is even more attractive considering that stock values have fallen since Couche-Tard publicly disclosed its offer. Since April 8, 2010, the S&P 500 Index and S&P Retail Index2 have declined 10% and 16%, respectively. Couche-Tard believes that absent its offer, Casey’s stock would have traded in line with the S&P 500 Index and the S&P Retail Index and therefore its increased $36.75 per share cash offer would represent a premium of 29% and 38%, respectively.

“We continue to firmly believe that a combination of Couche-Tard and Casey’s is in the best interests of the shareholders and other constituencies of both Casey’s and Couche-Tard,” said

[1]	Earnings Before Interest, Taxes, Depreciation and Amortization based on Casey’s reported financial results before any adjustments.

[2]	The S&P Retail Index is a capitalization-weighted index of 31 domestic equities in the retail sector, traded on the New York Stock Exchange, American Stock Exchange and NASDAQ.

Alain Bouchard, President and Chief Executive Officer of Couche-Tard. “Our increased $36.75 per share cash offer is well above the value that Casey’s, on its own and in any reasonable timeframe, could deliver to its shareholders and allows the shareholders of Casey’s to receive a significant cash premium for their investment.”

“This enhanced all-cash offer reflects our discussions with the shareholders of Casey’s and demonstrates our commitment to this transaction and confidence in our ability to consummate it in a timely manner,” continued Mr. Bouchard. “Despite the fact that Casey’s Board and management team has thus far refused to negotiate with Couche-Tard, not allowed us to conduct any due diligence and taken actions to impede our premium offer, including commencing costly and meritless litigation against Couche-Tard and putting in place lucrative golden parachute arrangements for Casey’s executives, we and our advisors stand ready to negotiate with Casey’s and its advisors a mutually acceptable agreement. Now is the time to put our two great companies together.”

Couche-Tard also announced that it plans to file preliminary proxy materials with the Securities and Exchange Commission (“SEC”) pursuant to its previously announced intention to nominate a slate of nine independent candidates for election to the Board of Directors of Casey’s and to present for adoption a proposal for shareholder action, in each case, at the 2010 annual meeting of shareholders of Casey’s. While the annual meeting of shareholders of Casey’s has not yet been scheduled, Casey’s typically holds its annual meeting in September.

In addition to seeking election of its nine independent director nominees, Couche-Tard seeks to repeal any new By-Laws or amendments to the By-Laws of Casey’s adopted by the Board of Directors of Casey’s, without shareholder approval, after June 10, 2009 (the date of the last publicly disclosed amendment to the By-Laws of Casey’s) and prior to the adoption of this proposal by the shareholders of Casey’s.

Mr. Bouchard added, “We are confident our director nominees will bring independent oversight and accountability to the Casey’s Board. We encourage Casey’s shareholders to send a clear and strong message to the Casey’s Board that they want directors who will act in their best interests.”

Couche-Tard’s tender offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, August 6, 2010, unless further extended. Except for the price increase, all other terms and conditions of the tender offer remain unchanged.

The tender offer documents, including the Offer to Purchase and the Letter of Transmittal, have been filed with the SEC. The shareholders of Casey’s may obtain copies of the tender offer documents at www.sec.gov. Free copies of such documents can also be obtained by calling Innisfree M&A Incorporated, toll-free at (877) 717-3930.

Credit Suisse Securities (USA) LLC is acting as financial advisor to Couche-Tard and dealer manager for Couche-Tard’s offer. Dewey & LeBoeuf LLP and Nyemaster, Goode, West, Hansell & O’Brien, P.C. are acting as legal counsel. Innisfree M&A Incorporated is acting as information agent for Couche-Tard’s offer and proxy solicitor in connection with Couche-Tard’s solicitation of proxies at the 2010 annual meeting of shareholders of Casey’s.

About Alimentation Couche-Tard Inc.

Alimentation Couche-Tard Inc. is the leader in the Canadian convenience store industry. In North America, Couche-Tard is the largest independent convenience store operator (whether integrated with a petroleum company or not) in terms of number of company-operated stores. Couche-Tard operates a network of 5,878 convenience stores, 4,146 of which include motor fuel dispensing, located in 11 large geographic markets, including eight in the United States covering 43 states and the District of Columbia, and three in Canada covering all ten provinces. More than 53,000 people are employed throughout Couche-Tard’s retail convenience network and service centers. For more information, please visit: http://www.couchetard.com/corporate.

Forward-looking Statements

The statements set forth in this communication, which describes Couche-Tard’s objectives, projections, estimates, expectations or forecasts, may constitute forward-looking statements. Positive or negative verbs such as “plan”, “evaluate”, “estimate”, “believe” and other related expressions are used to identify such statements. Couche-Tard would like to point out that, by their very nature, forward-looking statements involve risks and uncertainties such that its results, or the measures it adopts, could differ materially from those indicated or underlying these statements, or could have an impact on the degree of realization of a particular projection. Major factors that may lead to a material difference between Couche-Tard’s actual results and the projections or expectations set forth in the forward-looking statements include the possibility that Couche-Tard will not be able to complete the tender offer as expected; Couche-Tard’s ability to achieve the synergies and value creation contemplated by the proposed transaction; Couche-Tard’s ability to promptly and effectively integrate the businesses of Casey’s; expected trends and projections with respect to particular products, services, reportable segment and income and expense line items; the adequacy of Couche-Tard’s liquidity and capital resources and expectations regarding Couche-Tard’s financial condition and liquidity as well as future cash flows and earnings; anticipated capital expenditures; the successful execution of growth strategies and the anticipated growth and expansion of Couche-Tard’s business; Couche-Tard’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; seasonality and natural disasters; and such other risks as described in detail from time to time in the reports filed by Couche-Tard with securities authorities in Canada and the United States. Unless otherwise required by applicable securities laws, Couche-Tard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking information in this communication is based on information available as of the date of the communication.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer (the “Tender Offer”) is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Couche-Tard and ACT Acquisition Sub, Inc. (“ACT Acquisition Sub”) with the SEC on June 2, 2010. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Tender Offer, that should be read carefully before any decision is made with respect to the Tender Offer. Investors and security holders of Casey’s can obtain free copies of these documents and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

In connection with the proposed transaction, Couche-Tard and ACT Acquisition Sub intend to file a preliminary proxy statement with the SEC. Any definitive proxy statement will be mailed to the shareholders of Casey’s. Investors and security holders of Casey’s are urged to read these and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. Investors and security holders of Casey’s will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at

http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents (when available) can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

Certain Information Regarding Participants

Couche-Tard and ACT Acquisition Sub, its indirect wholly owned subsidiary, and certain of their respective directors and executive officers, and Couche-Tard’s nominees for election to the board of directors of Casey’s at the 2010 annual meeting of shareholders of Casey’s, may be deemed to be participants in the proposed transaction under the rules of the SEC. As of the date of this press release, Couche-Tard is the beneficial owner of 362 shares of common stock of Casey’s (which includes 100 shares of common stock of Casey’s owned by ACT Acquisition Sub). Security holders may obtain information regarding the names, affiliations and interests of Couche-Tard’s directors and executive officers in Couche-Tard’s Annual Report on Form 40-F for the fiscal year ended April 25, 2010, which was filed with the SEC on July 19, 2010, and its proxy circular for the 2010 annual general meeting, which was furnished to the SEC on a Form 6-K on July 19, 2010. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

# # #

Contacts:
Raymond Paré	Joele Frank, Wilkinson Brimmer Katcher
Vice-President and Chief Financial Officer	Matthew Sherman / Eric Brielmann / Eric Bonach
Tel: (450) 662-6632 ext. 4607	Tel: (212) 355-4449
investor.relations@couche-tard.com
Innisfree M&A Incorporated
Alan Miller / Jennifer Shotwell / Scott Winter
Tel: (212) 750-5833